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                     Exhibit 99 to Hancock Holding Company Form 8-K

                        HANCOCK HOLDING COMPANY

FOR IMMEDIATE RELEASE    FOR MORE INFORMATION
---------------------    --------------------
July 18, 2000            George A. Schloegel, Chief Executive Officer
                         (228) 868-4706
                         Carl J. Chaney, Chief Financial Officer
                         (228) 868-4727 or 1-800-522-6542 (Ext. 4727)


            HANCOCK HOLDING COMPANY ANNOUNCES STOCK BUY-BACK PROGRAM

GULFPORT, MS (July 18, 2000) - Hancock Holding Company President Leo W. Seal, Jr., today announced Board of Directors' approval of a stock buy-back program allowing the company to repurchase up to 10% of Hancock&'s outstanding common stock. The actual number of shares to be repurchased and the timing of such purchases will be determined by the market conditions and management decision. The shares purchased can be purchased in open market or privately negotiated transactions. Shares purchased under this program will be held in treasury and used for general corporate purposes as determined by Hancock's Board of Directors.

In making this decision, Seal said, "The Board of Directors and executive management believe it is appropriate, at this time, to use surplus capital to repurchase shares of its common stock."


Hancock Holding Company, the parent company of Hancock Bank (Mississippi) and Hancock Bank of Louisiana, has assets of $3 billion. Founded in 1899, Hancock Bank stands as one of the strongest, safest financial institutions in the United States according to Veribanc, Inc. Bauer Financial Reports, Inc., also awarded Hancock Bank five stars - the highest rating possible - for 19 consecutive quarters. Hancock Bank operates 92 full-service offices and 130 automated teller machines throughout South Mississippi and Louisiana. Bank subsidiaries include Hancock Investment Services, Inc., Hancock Insurance Agency, Hancock Mortgage Corporation and Harrison Finance Company.


Readers can learn more about Hancock Bank at www.hancockbank.com.
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